Exhibit 99.1
FOR IMMEDIATE RELEASE
Monday, October 24, 2016

CLAYTON WILLIAMS ENERGY ANNOUNCES AGREEMENT TO SELL
GIDDINGS AREA ASSETS FOR $400 MILLION AND ADDS PATRICK COOKE AS COO

Transaction Provides Capital to Strengthen Balance Sheet and Enhance Growth, and Positions Company as a Pure Play Permian Producer

Senior Management Additions Reflect Commitment to Best-in-Class Execution

Midland, Texas, October 24, 2016 (BUSINESS WIRE) - Clayton Williams Energy, Inc. (the "Company") (NYSE: CWEI) announced that it has entered into a definitive purchase and sale agreement with a third party to sell substantially all of the Company's assets in the Giddings Area in East Central Texas for a sale price of $400 million. The sale is subject to customary closing conditions and adjustments. The Company expects to close the sale in December 2016 and use the proceeds from the sale to fund development in the Delaware Basin and repay a portion of its outstanding indebtedness.

The properties being sold produced an average of approximately 3,900 barrels of oil equivalent (BOE) per day (80% oil) for the quarter ended September 30, 2016 and accounted for approximately 9.7 million BOE of proved reserves as of September 30, 2016.

The sale transaction is another major step in the Company’s dramatic transformation since the beginning of 2016 and provides the following benefits:

•	Strengthens the Company’s balance sheet and liquidity

•	Transitions the Company into a pure play Permian Basin development company

•	Enhances the Company’s ability to focus on the efficient development of approximately 70,000 net acres in the southern Delaware Basin

•	Enables the Company to re-deploy capital to higher returning projects

•	Increases the Company’s flexibility to accelerate capital investment and create incremental shareholder value

The Company also announced effective October 31, 2016, Patrick G. Cooke will join the Company as Senior Vice President and Chief Operating Officer. For the past four years, Mr. Cooke has served in various management capacities with Noble Energy, his most recent position being Texas Business Unit Manager where he had direct management responsibilities over Noble’s Delaware Basin assets. Prior to that, Mr. Cooke served in various capacities with BP America, including as Operations Manager for the Thunder Horse platform in the Gulf of Mexico.

Both the addition of Mr. Cooke and the previously announced hire of Jaime R. Casas will continue to strengthen the Company’s management team. Mr. Casas joined the Company as Senior Vice President and Chief Financial Officer of the Company on October 1, 2016. Prior to joining the Company, Mr. Casas served as Vice President and Chief Financial Officer of the general partner of LRR Energy, L.P., a publicly traded exploration and production master limited partnership for four years. From 2009 to 2011, Mr. Casas served as Vice President and Chief Financial Officer of Laredo Energy, a privately held oil and gas company. Prior to that, Mr. Casas worked in the investment banking divisions at Credit Suisse and Donaldson, Lufkin & Jenrette for eleven years.

“I would like to thank all of our Giddings Area employees for their service and dedication, and for building and developing a quality asset,” said Mel Riggs, President of Clayton Williams Energy. “We are pleased to welcome Patrick and Jaime to our executive team. Both are extremely qualified and have the specific experience we need to help us drive growth and create value for our shareholders. We also express appreciation to Mike Pollard, our former CFO, for his significant contributions to our Company over the past 23 years.”

Goldman Sachs & Co. served as exclusive financial advisor and Vinson & Elkins served as legal advisor to the Company on the transaction.

Clayton Williams Energy, Inc. is an independent energy company located in Midland, Texas.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical or current facts, that address activities, events, outcomes and other matters that we plan, expect, intend, assume, believe, budget, predict, forecast, project, estimate or anticipate (and other similar expressions) will, should or may occur in the future are forward-looking statements.  These forward-looking statements are based on management's current belief, based on currently available information, as to the outcome and timing of future events.  The Company cautions that its future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for oil and natural gas prices, timing of capital expenditures and other forward-looking statements are subject to all of the risks and uncertainties, many of which are beyond our control, incident to the exploration for and development, production and marketing of oil and gas.

These risks include, but are not limited to, the possibility of unsuccessful exploration and development drilling activities, our ability to replace and sustain production, commodity price volatility, domestic and worldwide economic conditions, the availability of capital on economic terms to fund our capital expenditures and acquisitions, our level of indebtedness, the impact of the current economic recession on our business operations, financial condition and ability to raise capital, declines in the value of our oil and gas properties resulting in a decrease in our borrowing base under our credit facility and impairments, the ability of financial counterparties to perform or fulfill their obligations under existing agreements, the uncertainty inherent in estimating proved oil and gas reserves and in projecting future rates of production and timing of development expenditures, drilling and other operating risks, lack of availability of goods and services, regulatory and environmental risks associated with drilling and production activities, the adverse effects of changes in applicable tax, environmental and other regulatory legislation, and other risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements.

Contact:

Patti Hollums                    Jaime R. Casas
Director of Investor Relations            Chief Financial Officer
(432) 688-3419                    (432) 688-3224
e-mail: cwei@claytonwilliams.com
website: www.claytonwilliams.com